Exhibit 10.1

RETENTION AGREEMENT

This Retention Agreement (this “Agreement”) is made as of [                ], 2016 (the “Effective Date”) by and between [NAME] (“Employee”) and INC Research Holdings, Inc. (together with its affiliates, the “Company”).

WHEREAS Employee is currently an employee of the Company;

WHEREAS the Company wishes to incentivize the Employee to remain employed with the Company through the dates specified herein; and

WHEREAS Employee wishes to continue his employment with the Company consistent with the terms set forth herein.

NOW THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, Employee and the Company contract and agree as follows:

1.      Retention Compensation. The Company will provide to Employee cash- and equity-based retention compensation as described below.

(a)      Cash Retention Bonus. Employee will be eligible to receive a cash retention bonus of up to [$                    ] (the “Retention Bonus”), subject to the terms below. The Retention Bonus will be earned if Employee remains employed by the Company through                     (“Payment Date”). The Retention Bonus earned will be paid on the first regularly scheduled payday following the Payment Date, less all federal, state and local taxes that the Company reasonably determines are required to be withheld pursuant to applicable law. Except as described in Section 1(c) below, if Employee fails to remain continuously employed by the Company through the Payment Date, Employee will not be entitled to receive the Retention Bonus.

(b)      Restricted Stock Units. Subject to approval by the Company’s Board of Directors, the Company will grant to Employee [            ] restricted stock units (the “RSUs”). The RSUs will vest in equal annual installments of         % of the RSUs over a       -year period on each anniversary of the date of grant , subject to Employee’s continued employment with the Company through each such vesting date. The RSUs will be subject to the terms of the Company’s 2014 Equity Incentive Plan and a related restricted stock unit award agreement to be entered between Employee and the Company.

(c)      Effect of Termination without Cause. If the Company terminates Employee’s employment without Cause (as defined below), then (i) to the extent not previously paid, the Retention Bonus will be deemed earned by Employee and will be paid on the first regularly scheduled payday following the termination of Employee’s employment, less all federal, state and local taxes that the Company reasonably determines are required to be withheld pursuant to applicable law, and (ii) to the extent not previously vested, the RSUs will immediately vest in full.

(d)      Effect of Certain Leaves of Absence. An approved leave of absence for military service or sickness, or for any other purpose approved by the Company, will not be deemed to be a termination of employment if the Employee’s right to re-employment is guaranteed either by statute, by contract, or under the policy pursuant to which the leave of absence was granted. In addition, in the event that such leave of absence exceeds three (3) months, then to the extent permitted by law, the dates for payment of the Retention Bonus and vesting of the RSUs (to the extent not previously paid or vested) will be extended by the length of such leave of absence.

2.      Cause. As used herein, “Cause” means: (a) if Employee has a then-effective employment agreement with the Company that defines “Cause” or a like term, the meaning set forth in such agreement at the time of the Employee’s termination of employment, or (b) in the absence of such an agreement or definition: (i) Employee’s fraud, embezzlement, misappropriation, or act(s) of dishonesty with respect to the Company; (ii) Employee’s breach of any fiduciary duty or legal or contractual obligation to the Company; (iii) Employee’s failure to follow the reasonable instructions of Employee’s direct supervisor, which failure, if curable, is not cured within ten (10) business days or, if cured, recurs within one-hundred and eighty (180) calendar days; (iv) Employee’s willful or negligent misconduct that has or may reasonably be expected to have a material adverse effect on the property, business, or reputation of the Company; (v) Employee’s conviction or plea of nolo contendere in respect of any felony, or of a misdemeanor solely relating to the Company.

3.      No Right to Continued Service. Nothing in this Agreement confers upon the Employee any right to continue in employment for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company or of the Employee, which rights are hereby expressly reserved by each, to terminate his or her employment at any time and for any reason, with or without Cause, subject to applicable law.

4.      Application of Section 409A. The parties intend that this Agreement and the payments and benefits provided hereunder will comply with, or be exempt from, the application of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and other guidance thereunder and any state law of similar effect (collectively, “Section 409A”), and all provisions of this Agreement will be construed, to the maximum extent possible, in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. To the extent any payment hereunder due upon the occurrence of Employee’s termination of employment constitutes deferred compensation that is subject to Section 409A, and is not otherwise exempt from complying with the provisions of Section 409A, then such payment(s) will not commence unless and until Employee has also incurred a “separation from service” as such term is defined in Treasury Regulation Section 1.409A-1(h). If the Company determines that to the extent any payment hereunder constitutes “deferred compensation” under Section 409A and the Employee is, on the termination of his or her employment, a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of such payment will be delayed until the earlier to occur of: (i) the date that is six months and one day after Employee’s separation from service, or (ii) the date of Employee’s death (such applicable date, the “Specified Employee Initial Payment Date”), and the Company (or the successor entity thereto, as applicable) will (A) pay to Employee a lump sum amount equal to the sum of the payments that Employee would otherwise have received through the Specified Employee Initial Payment Date if the commencement of the payment of the payments had not been so delayed pursuant to this Section, and (B) commence paying the balance (if any) of any such payments in accordance with the applicable payment schedules set forth in this Agreement. Each installment of any payments provided for in this Agreement is a separate “payment” for purposes of Section 409A.

5.	Miscellaneous Provisions.

(a)      Governing Law. This Agreement will be governed by the laws of the State of North Carolina without giving effect to the choice or conflict of law principles of any jurisdiction.

(b)      Jurisdiction; Venue. Employee and the Company agree that any litigation arising out of or related to this Agreement will be brought exclusively in any state or federal court in Wake County, North Carolina. Each party (i) consents to the personal jurisdiction of such courts, (ii) waives any venue or inconvenient forum defense to any proceeding maintained in such courts, and (iii) agrees not to bring any proceeding arising out of or relating to this Agreement in any other court.

(c)      Representations and Affirmations. Employee acknowledges and agrees that he or she is entering into this agreement voluntarily, has carefully read this entire Agreement, and understands and is fully aware of its contents and of its legal effect.

(d)      Construction. The section headings in this Agreement are inserted for convenience only and are not intended to affect the interpretation of this Agreement. The word “including” in this Agreement means “including without limitation.” This Agreement will be construed as if drafted jointly by the Company and Employee and no presumption or burden of proof will arise favoring or disfavoring the Company or Employee by virtue of the authorship of any provision in this Agreement. All words in this Agreement will be construed to be of such gender or number as the circumstances require.

(e)      Entire Agreement. This writing represents the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any prior negotiations, discussions, understandings, or agreements related to such subject matter.

(f)      Amendments and Waivers. This Agreement may not be altered or amended except by mutual agreement evidenced by a writing signed by both parties and specifically identified as an amendment to this Agreement. No waiver of any provisions of this Agreement shall be effective unless the waiver is in writing and duly executed by both parties.

(g)      Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and the respective heirs, executors, administrators, personal representatives, successors, and assigns of the parties. Employee may not assign, delegate or otherwise transfer any of Employee’s rights, interests or obligations in this Agreement without the prior written approval of the Company.

(h)      Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall be part of the same Agreement. Facsimile or PDF reproductions of original signatures shall be deemed binding for the purpose of the execution of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement on the dates of indicated below.

INC RESEARCH HOLDINGS, INC.	[EMPLOYEE NAME]

By:

Name:	Date:

Title:

Date: